UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2022

Venture Lending & Leasing VIII, Inc.
(Exact name of registrant as specified in its charter)

MARYLAND	814-01162	47-3919702
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 La Mesa Drive, Suite 102, Portola Valley, CA 94028
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (650) 234-4300

 (Former name or former address, if changed since last report): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On August 25, 2022, P10 Intermediate Holdings LLC, a Delaware limited liability company (the “Buyer”), and P10, Inc., a Delaware corporation ( “P10”), entered into a Sale and Purchase Agreement (“Purchase Agreement”), by and among the Buyer, P10, Westech Investment Advisors LLC, a California limited liability company (“WTI”), Westech Investment Management, Inc., a California corporation, Maurice C. Werdegar, David R. Wanek, the Bonnie Sue Swenson Survivors Trust and Jay L. Cohan (each a “Seller” and collectively, the “Sellers”), and David R. Wanek in his capacity as the seller representative as set forth in the Purchase Agreement, pursuant to which the Buyer would acquire all of the issued and outstanding membership interests of WTI (the “Transaction”).

WTI is the investment adviser to Venture Lending & Leasing VIII, Inc. (the “Fund”).  The Transaction is subject to certain approvals and other conditions to closing and is currently expected to close in the fourth quarter of 2022 (the “Closing”).  It is expected that management of day-to-day operations of WTI will remain substantially unchanged.  No changes are expected in the services provided by WTI to the Fund or in the personnel at WTI providing those services.

The Closing will constitute a change of control of WTI, as a consequence of which the current investment management agreement between WTI and the Fund (the “Current Agreement”) will terminate, and the Fund will be required to enter into a new investment management agreement with WTI (the “New Agreement”).  The terms of the New Agreement are the same as the Current Agreement, including the same fee rates, except for the date and term of the agreement.

On August 11, 2022, the  “required majority” (as defined in Section 57(o) of the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Board of Directors of the Fund, including a majority of non-interested Directors within the meaning of Section 2(a)(19) of the 1940 Act unanimously determined it to be in the best interests of the Fund and its shareholders to approve the New Agreement and to recommend approval of the New Agreement to shareholders.

Venture Lending & Leasing VIII, LLC (the “LLC”) is the record holder of all of the common shares, $0.001 par value (the “Shares”), of Venture Lending & Leasing VIII, Inc. (the “Fund”). WTI may be deemed to be a beneficial owner of all of the Shares owned by the LLC by virtue of its position as the managing member of the LLC. In addition, as investment manager of the Fund, WTI may be deemed to be a controlling person of the Fund.  Accordingly, the consummation of the Transaction may constitute a change of control of the Fund.

The purchase price payable at the closing of the Transaction, which is subject to certain customary closing adjustments, consists of approximately $97,000,008 in cash and an aggregate of approximately 3,916,666 units representing limited liability company interests of the Buyer (“Buyer Units”) which, subject to certain conditions, can be exchanged into 3,916,666 shares of P10 common stock, following applicable restrictive periods. In addition, certain Seller recipients are eligible to receive additional consideration (which may be in the form of cash or Buyer Units, subject to certain restrictions) upon WTI’s achievement of certain earn-out milestones pursuant to the Purchase Agreement.

P10 also commits to grant options to acquire 1,000,000 shares of P10’s common stock in the aggregate to induce certain Seller recipients to continue their employment with P10 and its subsidiaries at and following closing and additional options to acquire 3,000,000 shares of P10’s common stock in the aggregate to continuing employees who are not Sellers, with such options cliff vesting on the date that is five years following the grant date, with a per share exercise price equal to the value of a share of P10’s common stock on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

VENTURE LENDING & LEASING VIII, INC.
(Registrant)

By:	/s/ Jared S. Thear
Jared S. Thear
Chief Financial Officer

Date:	August 29, 2022